PRESS RELEASE

INVESTOR CONTACT: Greg Klaben Vice President of Investor Relations (831) 458-7533	MEDIA CONTACT: Russell Castronovo Director of Global Communications (831) 458-7598

Plantronics Announces One Million Share Repurchase Program

Santa Cruz, CA–March 2, 2011 - Plantronics, Inc., (NYSE: PLT) today announced that its Board of Directors has authorized a new 1,000,000 share repurchase program to follow the program announced in August 2010.  Under the repurchase program, Plantronics will, from time to time, purchase shares of its common stock, depending upon market conditions, in open market or privately negotiated transactions.

“We have a consistent record of share repurchases, with this being our 24th repurchase program since fiscal 1997.  We believe that our cash on hand and future cash flows provide sufficient liquidity to support an additional 1,000,000 share repurchase program,” stated Barbara Scherer, Senior Vice President and Chief Financial Officer of Plantronics.  “We purchase shares when we believe it will be strongly accretive to earnings per share to do so in comparison to alternative investment choices.  Our Board of Directors believes that Plantronics’ stock presents an attractive investment for the Company and its stockholders,” she continued.

Safe Harbor

This release contains forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements that the Company will generate future cash flow, repurchase of Company stock constitutes an opportunity to increase shareholder value, cash on hand and future cash flows should provide sufficient liquidity to support another share repurchase program, and the repurchase of our stock represents an attractive investment.  There are important factors that could cause actual results to differ materially from those anticipated by any such statements.  These risks include, but are not limited to:  (1) failure to achieve the anticipated levels of cash generation due to lower sales, increased costs, higher inventories, slow collection of accounts receivable or other factors; (2) increases in the yield which could be obtained from alternative investment of the funds used to repurchase stock;  and (3) an increased need for cash reserves beyond the levels presently anticipated, as well as other matters discussed in this press release that are not purely historical data.  Plantronics does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise.

For more information concerning these and other possible risks, please refer to the Company’s Annual Report on Form 10-K filed June 1, 2010, quarterly reports filed on Form 10-Q and other filings with the Securities and Exchange Commission as well as recent press releases. These filings can be accessed over the Internet at http://www.sec.gov/edgar/searchedgar/companysearch.html.

About Plantronics

Plantronics is a global leader in audio communications for businesses and consumers. We have pioneered new trends in audio technology for 50 years, creating innovative products that allow people to simply communicate.  From Unified Communication solutions to Bluetooth headsets, we deliver uncompromising quality, an ideal experience, and extraordinary service. Plantronics is used by every company in the Fortune 100, as well as 911 dispatch, air traffic control and the New York Stock Exchange.  For more information, please visit www.plantronics.com or call (800) 544-4660.

Plantronics, the logo design, and Clarity are trademarks or registered trademarks of Plantronics, Inc.  The Bluetooth name and the Bluetooth trademarks are owned by Bluetooth SIG, Inc. and are used by Plantronics, Inc. under license.  All other trademarks are the property of their respective owners.

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PLANTRONICS, INC. / 345 Encinal Street / P.O. Box 1802 / Santa Cruz, California 95061-1802
831-426-6060 / Fax 831-426-6098